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                                                                  EXHIBIT  10.18

THE MUSICLAND GROUP
LONG TERM INCENTIVE PLAN
JANUARY 1, 1996


   I.    PURPOSE

         The Long Term Incentive Plan (the "Plan") is designed to reward participants who over time make significant contributions to the success of The Musicland Group (the "Company"). The Plan recognizes the importance of individual contributions to Company performance.

  II.    ADMINISTRATION

         The Plan is administered by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"). In the absence of a designated Compensation Committee, the Board as a whole will act as the Compensation Committee. The Chief Executive Officer of the Company (the "CEO") shall make recommendations to the Compensation Committee regarding participation, level of awards, changes to the Plan, annual funding percentages, and other aspects of the Plan's administration.

         The Compensation Committee has the authority to interpret the Plan, and, subject to the Plan's provisions, to make and amend rules and to make all other decisions necessary for the Plan's administration.

         The Plan period will run from January 1, 1996 through the December 31, 1998 (the "Plan Period").

 III.    PARTICIPATION

         Participation is limited to members of the Executive Committee. All eligible participants will be given a copy of this Plan as well as the funding for their participation level.

 IV.     INCENTIVE COMPENSATION MEASURES

         At the beginning of the Plan Period the Compensation Committee will approve the annual business goals as well as the performance range above and below such goals, and the amount of award at each level of business performance. Each year during the Performance Period represents a separate bonus opportunity. Failure to achieve performance goals in any given year does not prevent the participant from earning an award in any subsequent year provided the Company achieves the pre-established performance goals for that performance year.

         Actual business results for each year of the Plan Period and their relation to such pre-established ranges shall determine the amounts, if any, of awards to designated participants. The actual business results will be provided by the Chief Financial Officer. The Compensation Committee may approve adjustments to actual business results to reflect organizational, operational, or other changes which have occurred during the year,


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         e.g., acquisitions, dispositions, expansions, contractions, material non-recurring items of income or loss, or events which might create unwarranted hardships or windfalls to participants.

         If Company performance, as adjusted by the Compensation Committee when appropriate, falls within the pre-established performance ranges, participants earn the award for that year. Each earned award is restricted from payment for one year. For example, an award earned for 1996 is restricted from payment until January, 1998 and is subject to the terms of the plan. One specific condition of the plan is that the participant remains actively employed with the company through the restriction period and until such time as the award is paid. Participants who terminate employment for any reason, except as may be defined in a separate executed Employment Contract or Change of Control Agreement, forfeit any and all unpaid awards.

 V.      PAYMENT OF AWARDS

         1. Each year during the Performance Period has separate performance goals. If the company achieves performance which is within the established performance range, participants earn the corresponding award for that one year period. Awards are determined as a percentage of base earnings for the year in which they are earned and are restricted from payment for one calendar year.

         2. Awards are paid in cash, less applicable tax and FICA withholdings, during January, after one calendar year following the end of the year in which the award was earned.

 VI.     AWARD CONDITIONS

         A. Employees hired or promoted into eligible positions on or before September 30th of the Plan Period will be eligible to participate in the Plan. Employees hired or promoted into eligible positions after September 30th may be eligible to participate upon approval by the Compensation Committee. In both cases, participation for the year in which the employee becomes eligible will be on a pro-rated basis, determined by the number of full weeks of employment in an eligible position.

         B. A participant who is promoted, at any time other than at the beginning of a Plan Year, into a position which calls for a higher participation level will be eligible to receive an award for that Plan Year which is a combination of pro-rated awards calculated at the two participation levels.

         C. A participant whose employment ends prior to December 31st of a Plan Year due to retirement at age 55 or over, disability, death, or disposition of part of the business, or who is transferred to an ineligible position prior to December 31st of a Plan Year, may be eligible for a pro-rated annual award for that Plan year,

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              determined by the number of full weeks of employment in an eligible position, upon approval by the Compensation Committee.

         D. A participant whose employment terminates prior to December 31st of a Plan Year for reasons other than those listed in C above will not be eligible for any award for that Plan Year except as may be defined in a separate executed Employment Contract or Change of Control Agreement.

         E. A participant whose employment terminates after December 31st of a Plan Year, but prior to the payment of awards, may be eligible for an award for that Plan Year upon approval of the Compensation Committee.

         F. A participant who is on an approved unpaid leave of absence during a Plan Year may be eligible for a pro-rated award for that Plan Year upon approval by the Compensation Committee. A participant who is on an approved paid medical leave of absence during a Plan Year may be eligible for either a pro-rated or full award for that Plan Year also upon approval by the Compensation Committee .

         G. Wherever in this Plan the Compensation Committee is given the authority to approve a participant's eligibility for a full or partial award, or to approve the pay out of any matured deferral increment, such approvals may be made at its sole discretion.

VIII.    GENERAL PROVISIONS

         A. This Plan does not guarantee, explicitly or implicitly, the right to continued employment for participants.

         B. This Plan can be terminated or its provisions changed at any time by the Compensation Committee of the Board of Directors.

















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